Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-153304 on Form F-3, No. 333-156843 on Form F-3 and No. 333-176922 on Form S-8 of our reports dated March 23, 2012, relating to the consolidated financial statements of Star Bulk Carriers Corp. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
March 23, 2012